Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports our reports dated March 28, 2014 with respect to the consolidated financial statements for the year ended December 31, 2014 of EnerJex Resources, Inc., which are incorporated by reference in this Registration Statement on Form S-1 of Enerjex Resources, Inc. We consent to the incorporation by reference in the Registration Statement on Form S-1 of the aforementioned reports, and to the use of our name as it appears under the caption “Expert.”

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC
Certified Public Accountants

Leawood, Kansas
Date: August 24, 2015